Exhibit 99.1

[CBL & ASSOCIATES PROPERTIES LETTERHEAD]

Investor Contact: Katie Reinsmidt, Director of Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS

FIRST QUARTER RESULTS

•	FFO per share was $0.78 in the first quarter
•	Same-store sales improved by 5.4% in first quarter
•	Total revenues increased 2.1% in the first quarter
•	Total mall occupancy increased 10 basis points to 91.2% as of March 31, 2007

CHATTANOOGA, Tenn. (May 2, 2007) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the first quarter ended March 31, 2007. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Net income available to common shareholders for the first quarter ended March 31, 2007, was $17,401,000 compared with $20,613,000 for the prior-year period, representing a decline of 15.6%. Net income available to common shareholders per diluted share was $0.26 in the first quarter ended March 31, 2007, compared with $0.32 for the prior-year period, representing a decrease of 18.8%.

Funds from operations (“FFO”) allocable to common shareholders for the first quarter of 2007 was $51,005,000 for the first quarter of 2007, compared with $52,545,000 for the first quarter of 2006, representing a decline of 2.9%. FFO per share on a diluted, fully converted basis declined 6.0% to $0.78 for the first quarter of 2007 from $0.83 in the prior-year period.

FFO of the operating partnership for the first quarter 2007 was $90,757,000 compared with $96,567,000 for the first quarter of 2006, representing a decline of 6.0%.

Net income and FFO for the first quarter of 2007 were impacted by a non-cash income tax provision, loss of income from sold properties, an increase in interest expense and increases in operating and property tax expenses over recoveries as compared with the prior-year period. Net income was also impacted by higher depreciation expense.

HIGHLIGHTS

▪	Total revenues increased 2.1% in the first quarter of 2007 to $250,541,000 from $245,319,000 in the prior-year period.

▪

Same-center net operating income for the portfolio declined for the quarter ended March 31, 2007, by 3.0% compared with a 3.6% increase for the prior-year period. Excluding lease termination fees, same-center net operating income for the portfolio for the quarter ended March 31, 2007, declined 1.8%.

▪

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of March 31, 2007, increased 5.4% compared with a 2.8% increase for the prior-year period. Sales for the rolling twelve months ended March 31, 2007, were $345 per square foot.

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CBL Reports First Quarter Results

May 2, 2007

▪

The debt-to-total-market capitalization ratio as of March 31, 2007, was 46.8% based on the common stock closing price of $44.84 and a fully converted common stock share count of 116,272,000 shares as of the same date. The debt-to-total-market capitalization ratio as of March 31, 2006, was 46.4% based on the common stock closing price of $42.45 and a fully converted common stock share count of 115,669,000 shares as of the same date.

▪

Consolidated and unconsolidated variable rate debt of $866,655,000 represents 8.2% of the total market capitalization for the Company and 17.6% of the Company's share of total consolidated and unconsolidated debt.

CBL's Chairman and Chief Executive Officer, Charles B. Lebovitz, said, "The retail environment in our markets remains healthy with sales growing 5.4% on a same-store basis and mall occupancy increasing based on continued leasing velocity. With the annual ICSC Convention this month, we expect to build on this leasing momentum throughout the remainder of the year. We are fulfilling the solid demand by retailers for growth by introducing both new retailers as well as new concepts from existing retailers at our malls and open-air centers. These new stores strengthen the retail mix at the properties and generate stronger sales while improving overall operating performance.

“First quarter metrics in 2006 were some of the strongest in the Company’s history with FFO per share growth of 9.2% and same center NOI increasing 3.6%. Although we are not satisfied with the results we achieved for the first quarter of this year, we recognize the extremely tough comparable period and have strong expectations for the Company’s performance going forward.

“We are confident that the Company’s performance will continue to benefit from our strategy of increasing our development program and reinvesting in our existing portfolio. In 2007, we will invest over $365 million in 2.4 million square feet of new developments and expansions as well as $41.5 million in redevelopments totaling over 450,000 square feet. Representing our largest single-year investment in development to date, this pipeline also includes a number of expansions and new associated centers at our existing malls. These additions have historically provided enhanced value by producing additional sales and traffic at the malls which translates into NOI growth.”

PORTFOLIO OCCUPANCY

	March 31,
	2007	2006
Portfolio occupancy	91.0%	91.3%
Mall portfolio	91.2%	91.1%
Stabilized malls	91.5%	91.3%
Non-stabilized malls	84.7%	88.2%
Associated centers	92.0%	92.0%
Community centers	80.7%	91.9%

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CBL Reports First Quarter Results

May 2, 2007

OTHER SIGNIFICANT EVENTS

During the first quarter, CBL completed $417.0 million in six separate permanent financings. The new loans are ten-year, non-recourse and are individually secured by Mall of Acadiana in Lafayette, LA; Citadel Mall in Charleston, SC; The Plaza at Fayette Mall in Lexington, KY; Layton Hills mall and associated center in Salt Lake City (Layton), UT; Hamilton Corner in Chattanooga, TN; and The Shoppes at St. Clair Square in Fairview Heights, IL. The new loans have a weighted average fixed interest rate of 5.67%. These loans replaced approximately $92.1 million in preexisting loans secured by five properties with a weighted average interest rate of 6.87%. CBL used the $322.4 million of excess proceeds, net of principal repayment, interest and financing costs, to pay down outstanding balances on the Company's lines of credit.

OUTLOOK AND GUIDANCE

Based on today's outlook and the Company's first quarter results, the Company is maintaining guidance for 2007 FFO in the range of $3.44 to $3.50 per share. The full year guidance assumes same-center NOI growth in the range of 1.5% to 2.5% and excludes the impact of any future acquisitions. The Company expects to update its annual guidance after each quarter's results.

	Low	High
Expected diluted earnings per common share	$1.30	$1.36
Adjust to fully converted shares from common shares	(0.57)	(0.59)
Expected earnings per diluted, fully converted common share	0.73	0.77
Add: depreciation and amortization	2.13	2.13
Add: minority interest in earnings of Operating Partnership	0.58	0.60

Expected FFO per diluted, fully converted common share	$3.44	$3.50

INVESTOR CONFERENCE CALL AND SIMULCAST

CBL & Associates Properties, Inc. will conduct a conference call at 10:00 a.m. EDT on May 3, 2007, to discuss the first quarter results. The number to call for this interactive teleconference is 913-981-5546. A seven-day replay of the conference call will be available by dialing 719-457-0820 and entering the passcode 9349890. A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., first quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8292.

The Company will also provide an online Web simulcast and rebroadcast of its 2007 first quarter and annual earnings release conference call. The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at cblproperties.com, as well as www.streetevents.com and www.earnings.com, on May 3, 2007, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through May 10, 2007.

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CBL Reports First Quarter Results

May 2, 2007

CBL is one of the largest and most active owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 131 properties, including 79 regional malls/open-air centers. The properties are located in 27 states and total 74.3 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has fourteen projects under construction totaling 2.5 million square feet including Pearland Town Center in Houston (Pearland), TX; Alamance Crossing in Burlington, NC; CBL Center II in Chattanooga, TN; two lifestyle/associated centers, eight mall expansions/redevelopments, and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, and Dallas, TX. Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures and minority interests are calculated on the same basis. The Company defines FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the minority interest in the operating partnership. The Company believes FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to common shareholders.

In the reconciliation of net income available to common shareholders to FFO allocable to common shareholders, the Company makes an adjustment to add back minority interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

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CBL Reports First Quarter Results

May 2, 2007

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

Net operating income ("NOI") is a supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the continuing operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding minority investors' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

CBL Reports First Quarter Results

May 2, 2007

Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
REVENUES:
Minimum rents	$155,316	$152,152
Percentage rents	6,482	6,353
Other rents	4,429	3,880
Tenant reimbursements	78,084	75,992
Management, development and leasing fees	1,221	1,076
Other	5,009	5,866
Total revenues	250,541	245,319

EXPENSES:
Property operating	43,471	40,737
Depreciation and amortization	57,068	54,766
Real estate taxes	20,791	19,265
Maintenance and repairs	15,433	12,693
General and administrative	10,197	9,587
Other	3,639	4,168
Total expenses	150,599	141,216
Income from operations	99,942	104,103
Interest and other income	2,745	1,731
Interest expense	(66,127)	(63,929)
Loss on extinguishment of debt	(227)	—
Gain on sales of real estate assets	3,530	900
Equity in earnings of unconsolidated affiliates	598	2,068
Income tax provision	(803)	—
Minority interest in earnings:
Operating partnership	(13,563)	(18,129)
Shopping center properties	(730)	(588)
Income before discontinued operations	25,365	26,156
Operating income (loss) of discontinued operations	(267)	2,099
Loss on discontinued operations	(55)	—
Net income	25,043	28,255
Preferred dividends	(7,642)	(7,642)
Net income available to common shareholders	$17,401	$20,613
Basic per share data:
Income before discontinued operations, net of preferred dividends	$0.27	$0.30
Discontinued operations	—	0.03
Net income available to common shareholders	$0.27	$0.33
Weighted average common shares outstanding	65,109	62,655

Diluted per share data:
Income before discontinued operations, net of preferred dividends	$0.27	$0.29
Discontinued operations	(0.01)	0.03
Net income available to common shareholders	$0.26	$0.32
Weighted average common and potential dilutive common shares outstanding	65,886	64,323

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CBL Reports First Quarter Results

May 2, 2007

The Company’s calculation of FFO allocable to Company shareholders is as follows (in thousands, except per share data):

	Three Months Ended March 31,
	2007	2006

Net income available to common shareholders	$17,401	$20,613
Minority interest in earnings of operating partnership	13,563	18,129
Depreciation and amortization expense of:
Consolidated properties	57,068	54,766
Unconsolidated affiliates	3,504	3,278
Discontinued operations	—	515
Non-real estate assets	(228)	(195)
Minority investors’ share of depreciation and amortization	(606)	(539)
Loss on discontinued operations	55	—
Funds from operations of the operating partnership	90,757	96,567
Percentage allocable to Company shareholders (1)	56.20%	54.41%
Funds from operations allocable to Company shareholders	$51,005	$52,542
Basic per share data:
Funds from operations	$0.78	$0.84
Weighted average common shares outstanding with operating partnership units fully converted	115,858	115,147
Diluted per share data:
Funds from operations	$0.78	$0.83
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	116,636	116,815

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$3,369	$5,868
Lease termination fees per share	$0.03	$0.05

Straight-line rental income	$1,124	$965
Straight-line rental income per share	$0.01	$0.01

Gains on outparcel sales	$3,799	$1,633
Gains on outparcel sales per share	$0.03	$0.01

Amortization of acquired above- and below-market leases	$2,930	$2,602
Amortization of acquired above- and below-market leases per share	$0.03	$0.02

Amortization of debt premiums	$1,902	$1,842
Amortization of debt premiums per share	$0.02	$0.02

Income tax provision	$803	$—
Income tax provision per share	$0.01	$—

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CBL Reports First Quarter Results

May 2, 2007

Same-Center Net Operating Income

(Dollars in thousands)

	Three Months Ended March 31,
	2007		2006

Net income	$25,043		$28,255

Adjustments:
Depreciation and amortization	57,068		54,766
Depreciation and amortization from unconsolidated affiliates	3,504		3,278
Depreciation and amortization from discontinued operations	—		515
Minority investors’ share of depreciation and amortization in
shopping center properties	(606)		(539)
Interest expense	66,127		63,929
Interest expense from unconsolidated affiliates	4,192		4,394
Minority investors’ share of interest expense in
shopping center properties	(1,187)		(1,162)
Loss on extinguishment of debt	227		—
Abandoned projects expense	48		(5)
Gain on sales of real estate assets	(3,530)		(900)
Gain on sales of real estate assets of unconsolidated affiliates	(269)		(733)
Income tax provision	803		—
Minority interest in earnings of operating partnership	13,563		18,129
(Gain) loss on discontinued operations	55		—
Operating partnership’s share of total NOI	165,038		169,927
General and administrative expenses	10,197		9,587
Management fees and non-property level revenues	(6,918)		(4,661)
Operating partnership’s share of property NOI	168,317		174,853
NOI of non-comparable centers	(2,241)		(3,670)
Total same center NOI	$166,076		$171,183

Malls	$154,661		$159,339
Associated centers	7,250		7,164
Community centers	808		1,026
Other	3,357		3,654
Total same center NOI	$166,076		$171,183

Percentage Change:
Malls	-2.9%
Associated centers	1.2%
Community centers	-21.2%
Other	-8.1%
Total same center NOI	-3.0%	*

* The percentage change in same center NOI excluding applicable lease termination fees of $3.4 million and $ 5.4 million for the three months ended March 31, 2007 and March 31, 2006, respectively, was a 1.8% decrease.

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CBL Reports First Quarter Results

May 2, 2007

Company’s Share of Consolidated and Unconsolidated Debt

(Dollars in thousands)

	March 31, 2007
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,877,689	$836,753	$4,714,442
Minority investors’ share of consolidated debt	(24,703)	—	(24,703)
Company’s share of unconsolidated affiliates’ debt	208,730	29,902	238,632
Company’s share of consolidated and unconsolidated debt	$4,061,716	$866,655	$4,928,371
Weighted average interest rate	5.93%	6.22%	5.98%

	March 31, 2006
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,262,444	$1,131,444	$4,393,888
Minority investors’ share of consolidated debt	(51,686)	—	(51,686)
Company’s share of unconsolidated affiliates’ debt	225,238	26,550	251,788
Company’s share of consolidated and unconsolidated debt	$3,435,996	$1,157,994	$4,593,990
Weighted average interest rate	5.99%	5.55%	5.88%

Debt-To-Total-Market Capitalization Ratio as of March 31, 2007

(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	116,272	$44.84	$5,213,636
8.75% Series B Cumulative Redeemable Preferred Stock	2,000	50.00	100,000
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000
Total market equity			5,603,636
Company’s share of total debt			4,928,371
Total market capitalization			$10,532,007
Debt-to-total-market capitalization ratio			46.8%

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on March 30, 2007. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

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CBL Reports First Quarter Results

May 2, 2007

Reconciliation of Shares and Operating Partnership Units Outstanding

(In thousands)

	Three Months Ended March 31,
2007:	Baisc	Diluted
Weighted average shares – EPS	65,109	65,886
Weighted average operating partnership units	50,749	50,750
Weighted average shares- FFO	115,858	116,636

2006:
Weighted average shares – EPS	62,655	64,323
Weighted average operating partnership units	52,492	52,492
Weighted average shares- FFO	115,147	116,815

Dividend Payout Ratio

	Three Months Ended March 31,
	2007	2006
Weighted average dividend per share	$0.51032	$0.46390
FFO per diluted, fully converted share	$0.78	$0.83
Dividend payout ratio	65.4%	55.9%

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CBL Reports First Quarter Results

May 2, 2007

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	March 31, 2007	December 31, 2006
ASSETS
Real estate assets:
Land	$787,466	$779,727
Buildings and improvements	6,080,290	5,944,476
	6,867,756	6,724,203
Less: accumulated depreciation	(972,530)	(924,297)
	5,895,226	5,799,906
Developments in progress	239,066	294,345
Net investment in real estate assets	6,134,292	6,094,251
Cash and cash equivalents	46,811	28,700
Receivables:
Tenant, net of allowance	64,751	71,573
Other	8,916	9,656
Mortgage notes receivable	33,834	21,559
Investment in unconsolidated affiliates	95,425	78,826
Other assets	235,319	214,245
	$6,619,348	$6,518,810
LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgage and other notes payable	$4,714,442	$4,564,535
Accounts payable and accrued liabilities	299,631	309,969
Total liabilities	5,014,073	4,874,504
Commitments and contingencies
Minority interests	535,663	559,450
Shareholders’ equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
8.75% Series B Cumulative Redeemable Preferred Stock, 2,000,000 shares outstanding	20	20
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 65,421,311 and 62,512,816 issued and outstanding in 2007 and 2006, respectively	656	654
Additional paid-in capital	1,074,404	1,074,450
Accumulated other comprehensive income	550	19
Retained earnings (accumulated deficit)	(6,030)	9,701
Total shareholders’ equity	1,069,612	1,084,856
	$6,619,348	$6,518,810

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